EXHIBIT 99.1

Just Energy Announces Approval of SISP, Stalking Horse Transaction Agreement, SISP Support Agreement and Stay Extension

TORONTO, Aug. 18, 2022 (GLOBE NEWSWIRE) -- Just Energy Group Inc. (“Just Energy” or the “Company”) (NEX:JE.H; OTC:JENGQ), a retail provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers, today announced that the Ontario Superior Court of Justice (Commercial List) (the “Court”) has granted an Order (the “SISP Order”), among other things, (i) authorizing the Company to conduct the previously announced sale and investment solicitation process (the “SISP”) with the assistance of BMO Capital Markets, as financial advisor, and FTI Consulting Canada Inc., as Court-appointed monitor (the “Monitor”), in accordance with the terms therein (the “SISP Procedures”); (ii) approving of the execution by Just Energy and certain of its affiliates (collectively, the “Just Energy Entities”) of a stalking horse transaction agreement (the “Stalking Horse Transaction Agreement”) and support agreement (the “SISP Support Agreement”) in connection with the SISP; (iii) extending the stay period under the Companies’ Creditors Arrangement Act (the “CCAA”) to October 31, 2022 (the “Stay Extension”); and (iv) suspending the claims process in Just Energy’s CCAA proceedings on and subject to the terms set out in the SISP Order. The Just Energy Entities intend to seek recognition in the U.S. of the SISP Order in their Chapter 15 cases.

Pursuant to the SISP, interested parties must, among other things and subject to the SISP Procedures:

  submit a notice of intent to bid that identifies the party and a general description of the assets and/or business(es) of the Just Energy Entities that would be the subject of the bid by September 8, 2022; and
  submit a bid that satisfies the requirements for a “Qualified Bid”, as set out in the SISP Procedures, by October 13, 2022. The qualified bid criteria under the terms of the SISP Procedures include, among other things, that bids:
    provide the necessary Cash Consideration Value (as defined in the SISP Procedures) to be used together with the Just Energy Entities’ cash on hand for the payment of all secured claims and all claims ranking in priority, the Break-Up Fee (as defined in the Stalking Horse Transaction Agreement) and a bid increment of no less than USD$1,000,000, which Cash Consideration Value is estimated to be approximately USD$460,000,000, assuming a closing date of December 31, 2022;
    do not contain any board or equity holder approval, financing or due diligence conditions; and
    are accompanied by a cash deposit equal to 10% of the Cash Consideration Value.

In order to participate in the SISP and obtain access to a virtual data room, all interested parties must comply with the terms and conditions set forth in the SISP Procedures, a copy of which is available on the Monitor’s website at http://cfcanada.fticonsulting.com/justenergy. Parties interested in participating in the SISP should contact the Monitor at justenergy@fticonsulting.com.

Copies of the Stalking Horse Transaction Agreement and SISP Support Agreement, which are described further in the Company’s August 5, 2022 press release, are available on the SEDAR website at www.sedar.com, on the U.S. Securities and Exchange Commission’s website at www.sec.gov and on Just Energy’s website at www.investors.justenergy.com.

The Stay Extension allows the Company to continue to operate in the ordinary course of business while conducting the SISP.

Further information regarding Just Energy’s CCAA proceedings is available at the Monitor’s website at http://cfcanada.fticonsulting.com/justenergy/ and at the Omni Agent Solutions case website at https://cases.omniagentsolutions.com/?clientId=3600.

Information about Just Energy’s CCAA proceedings generally can also be obtained by contacting the Monitor by phone at 416-649-8127 or 1-844-669-6340, or by email at justenergy@fticonsulting.com.

Just Energy’s legal advisors in connection with the CCAA and Chapter 15 proceedings and SISP are Osler, Hoskin & Harcourt LLP and Kirkland & Ellis LLP. The Company’s financial advisor is BMO Capital Markets.

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Currently operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit https://investors.justenergy.com/ to learn more.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are based on current expectations that involve several risks and uncertainties which could cause actual results to differ from those anticipated. These risks include, but are not limited to, risks with respect to recognition of the SISP Order by the U.S. Court; the ability of the Just Energy Entities to continue as a going concern; the outcome of proceedings under the CCAA and similar legislation in the United States; the outcome of any potential litigation with respect to the February 2021 extreme weather event in Texas, the outcome of any invoice dispute with the Electric Reliability Council of Texas; the impact of the evolving COVID-19 pandemic on the Company’s business, operations and sales; uncertainties relating to the ultimate spread, severity and duration of COVID-19 and related adverse effects on the economies and financial markets of countries in which the Company operates; the ability of the Company to successfully implement its business continuity plans with respect to the COVID-19 pandemic; the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements; general economic, business and market conditions; the ability of management to execute its business plan; levels of customer natural gas and electricity consumption; extreme weather conditions; rates of customer additions and renewals; customer credit risk; rates of customer attrition; fluctuations in natural gas and electricity prices; interest and exchange rates; actions taken by governmental authorities including energy marketing regulation; increases in taxes and changes in government regulations and incentive programs; changes in regulatory regimes; results of litigation and decisions by regulatory authorities; competition; and dependence on certain suppliers. Additional information on these and other factors that could affect Just Energy’s operations or financial results are included in Just Energy’s Form 10K and other reports on file with U.S. Securities and Exchange Commission’s website at www.sec.gov and with the Canadian securities regulatory authorities which can be accessed through the SEDAR website at www.sedar.com or through Just Energy’s website at investors.justenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investors
Michael Cummings
Alpha IR
Phone: (617) 982-0475
JE@alpha-ir.com

Michael Carter
Just Energy, Chief Financial Officer
Phone: 905-670-4440
pr@justenergy.com

Court-appointed Monitor
FTI Consulting Canada Inc.
Phone: 416-649-8127 or 1-844-669-6340
justenergy@fticonsulting.com

Media
Holly Winter
Longview Communications
Phone: 416-454-7595
hwinter@longviewcomms.ca

Source: Just Energy Group Inc.